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Exhibit 5.1

April 12, 2013

KKR & Co. L.P.
9 West 57th Street
Suite 4200
New York, NY 10019 9

Ladies and Gentlemen:

        We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the "Partnership"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale by the Partnership from time to time of an aggregate of up to 2,500,000 common units representing limited partner interests ("Common Units") as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus pursuant to Rule 415 under the Act.

        We have examined the Registration Statement and the Amended and Restated Agreement of Limited Partnership of KKR & Co. L.P. (the "Partnership Agreement"), among KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), and the limited partners party thereto (collectively, the "Limited Partners"). We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Limited Partners will not participate in the control of the business of the Partnership.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Common Units are issued in accordance with the provisions of the Partnership Agreement and upon payment therefor in accordance with the applicable underwriting or other sale agreement approved by the General Partner, the Common Units will be validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

        We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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  Exhibit 5.1